Exhibit 3.4

EXECUTION COPY

AMENDMENT TO SECOND AMENDED AND RESTATED TRUST AGREEMENT

This AMENDMENT TO SECOND AMENDED AND RESTATED TRUST AGREEMENT (this “Amendment”), dated as of March 1, 2009, is entered into among DAIMLER TRUST HOLDINGS LLC, a Delaware limited liability company (“Holdings”), as Initial Beneficiary (the “Initial Beneficiary”), DCFS USA LLC (“DCFS USA”), as Titling Trust Administrator (the “Titling Trust Administrator”), and BNY MELLON TRUST OF DELAWARE (f/k/a BNYM (Delaware)) (f/k/a The Bank of New York (Delaware)), as Trustee (the “Titling Trustee”), and amends the Second Amended and Restated Trust Agreement, dated as of April 1, 2008 (the “Titling Trust Agreement”), among the parties hereto.

RECITALS

WHEREAS, pursuant to Section 9.1 of the Titling Trust Agreement, the Titling Trust Agreement may be amended by the parties to the Titling Trust Agreement; and

WHEREAS, each of the parties hereto desires to amend the Titling Trust Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1.   Usage and Definitions.  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Titling Trust Agreement.  Section 1.2 of the Titling Trust Agreement contains rules as to usage applicable to this Amendment.

Section 2.   Amendments.

(a)   The following definitions are added to Section 1.1:

“Amendment” means the Amendment to Second Amended and Restated Trust Agreement, dated as of March 1, 2009, among the Initial Beneficiary, the Titling Trust Administrator, and the Trustee.

“Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of August 1, 2007, among the Titling Trust, DCFS USA, as lender and as servicer, U.S. Bank Trust National Association, as administrative agent, and Daimler Title Co., as collateral agent, as the same may be amended, modified or supplemented from time to time.

“Transaction Documents” means this Agreement, the Amendment, the Certificates, the Collateral Agency Agreement, the Intercreditor Agreement, any Servicing Agreement or supplement thereto, any Titling Trust Specification Notice, any Titling Trust Note Indenture or supplement thereto, any Titling Trust Note, and any Titling Trust Account control agreement, each as may be amended, supplemented or modified from time to time.

(b)   The initial sentence of Section 2.3 of the Titling Trust Agreement is hereby deleted and replaced with the following:

The nature of the activities or purpose to be conducted or promoted by the Titling Trust is to, and the Titling Trust shall have the power and authority to, engage exclusively in the following activities, in each case in accordance with the terms of this Agreement:

(c)            Section 2.3(d) is hereby deleted in its entirety and replaced with the following:

(d) executing, delivering and performing its obligations under agreements, instruments or other documents to which it is to be a party, including the Transaction Documents;

(d)   The first sentence of Section 4.1(a) of the Titling Trust Agreement is hereby deleted and replaced with the following:

The Initial Beneficiary may direct the Titling Trust Administrator from time to time to designate a separate series of Beneficial Interests of the Titling Trust, each of which will be a separate series of beneficial interest within the Titling Trust within the meaning of Section 3806(b) of the Delaware Statutory Trust Act (each, a “Specified Interest”, and the Titling Trust Assets allocated thereto, “Specified Assets”).

(e)   The first sentence of Section 4.1(b) of the Titling Trust Agreement is hereby deleted and replaced with the following:

The designation of each Specified Interest, the number of Certificates with respect to such Specified Interest and the identity of the related Holders will be set forth in the Titling Trust Specification Notice delivered to the Titling Trust Administrator by the Initial Beneficiary pursuant to Section 4.3(b).

(f)   The second and third sentences of Section 4.3(a) of the Titling Trust Agreement are hereby deleted and replaced with the following:

The Holders of each Series shall either (i) engage one or more third party servicers to administer, manage and control the Specified Assets allocated to the related Specified Interest (each, a “Servicer”) or (ii) consent to or approve the appointment of one or more Servicers and the servicing agreements related thereto.  The terms and conditions under which any Servicer will perform its duties will be set forth in an agreement appointing such Servicer (together with any related supplements, the “Servicing Agreement”).  Except as otherwise provided in a Servicing Agreement, DCFS USA shall be the Servicer for the Specified Assets allocated to each Specified Interest.

(g)   The initial paragraph of Section 4.3(b) of the Titling Trust Agreement is hereby deleted in its entirety and replaced with the following:

(b)           Designation of Specified Interests and Series.  At least one business day prior to the creation of any Specified Interest, the Initial Beneficiary will deliver to the Titling Trust Administrator a notice executed by the Initial Beneficiary, setting forth the terms of such Specified Interest and the related Series (each, a “Titling Trust Specification Notice”), including:

(h)   Section 4.3(c) of the Titling Trust Agreement is hereby deleted in its entirety and replaced with the following:

(c) Rights of Holders with Respect to Specified Interests. The Holders of each Series, with respect to the related Specified Interest (collectively, the “Beneficial Interest”), subject to the rights of (A) any related Registered Pledgee and (B) any related Titling Trust Noteholders and to the terms of the related Servicing Agreement and any other document to which the related Specified Assets are subject, will have, in accordance with Section 4.3(a), the exclusive right to administer, manage, and control the related Specified Assets. In this regard, the Servicing Agreement and any other document to which the related Specified Assets are subject may designate the parties with the exclusive right to administer, manage, and control the related Specified Assets, including the right to, at any time:

(i)	direct the Titling Trust to assign or otherwise transfer any related Specified Leases, Specified Vehicles or other Specified Assets to, or to the order of the Persons identified therein;

(ii)	receive or direct the application of all Collections on the related Specified Assets;

(iii)	designate, remove and direct the actions of the related Servicer and specify the terms of the related Servicing Agreement in accordance with Section 4.3(a);

(iv)
direct the Titling Trust to accept assignments of title to Leases and Vehicles (or instruct the related Servicer, as their agent, to so direct the Titling Trust) for allocation to such Specified Interest (if designated as a
Revolving Specified Interest) in accordance with Section 4.3(d);

(v)	direct the Titling Trust to reallocate any related Specified Leases, Specified Vehicles or other

Specified Assets to a different Specified Interest in accordance with Section 4.3(f);

(vi)
in the case of a Titling Trust Note Specified Interest, direct the Titling Trust to issue Titling
Trust Notes with respect to the related Specified Interest and pledge any or all of the related
Specified Assets to secure such Titling Trust Notes, subject to and in accordance with the terms of this Agreement and the related Titling Trust Specification Notice; and

(vii)	provide directions to the Titling Trust Administrator, the Titling Trust, the Trustee or the related Servicer with respect to the related Specified Interest pursuant to Section 7.4(a).

(i)   Section 7.2 of the Titling Trust Agreement is hereby deleted and replaced with the following:

The Titling Trust Administrator and the Trustee are authorized and directed by the Initial Beneficiary to execute and deliver this Agreement, each Transaction Document, and each certificate or other document attached as an exhibit to or contemplated by this Agreement to which the Titling Trust is to be a party, in such form as the Initial Beneficiary may approve.

Section 3.   Representations and Warranties.  Each party by executing this Amendment hereby represents and warrants that (i) the individual executing this Amendment on behalf of such Person is duly authorized to do so, (ii) such Person has full right and authority to enter into this Amendment and to consummate the transactions described in this Amendment and (iii) this Amendment constitutes the valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms.

Section 4.   Effectiveness.  This Amendment shall become effective as of the date set forth above.

Section 5.   Agreement to Remain in Full Force and Effect; References.

(a)   The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Titling Trust Agreement and, except as expressly modified and superseded by this Amendment, the Titling Trust Agreement is ratified and confirmed in all respects and shall continue in full force and effect.

(b)   All references in the Titling Trust Agreement to “herein”, or words of like import, and all references to the Titling Trust Agreement in any agreement or document, shall hereafter be deemed to refer to the Titling Trust Agreement as amended hereby.

Section 6.   Miscellaneous.

(a)   Severability; Conflict with Delaware Statutory Trust Act.  If any one or more of the covenants, agreements, provisions or terms of this Amendment is held invalid, illegal or unenforceable, then such covenants, agreements, provisions or terms will be deemed severable from the remaining covenants, agreements, provisions and terms of this Amendment and will in no way affect the validity, legality or enforceability of the other covenants, agreements, provisions and terms of this Amendment or the Titling Trust Agreement.  If there is a direct conflict between the provisions of this Amendment and any mandatory provision of the Delaware Statutory Trust Act, then the applicable provision of the Delaware Statutory Trust Act will control.

(b)   Counterparts.  This Amendment may be executed in any number of counterparts, each of which counterparts will be an original, and all of which counterparts will together constitute one and the same instrument.

(c)   Headings.  The headings in this Amendment are included for convenience only and will not affect the meaning or interpretation of any provision of this Amendment.

(d)   Successors and Assigns.  All covenants and agreements contained herein are binding upon, and inure to the benefit of, the Initial Beneficiary, the Titling Trust Administrator and each Holder and their respective successors and permitted assigns.

(e)   Waiver of Notice.  Each of the parties hereto hereby waive any notice in connection with the execution and delivery of this Amendment.

(f)   Further Assurances.  Each party hereto agrees to do such further acts and things and to execute and deliver such additional assignments, agreements, powers and instruments provided to it as are reasonably required to carry into effect the purposes of this Amendment.

Section 7.   GOVERNING LAW.  THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCEPT THAT, PURSUANT TO SECTION 3809 OF TITLE 12 OF THE DELAWARE CODE, THE DOCTRINE OF MERGER SHALL NOT BE APPLICABLE TO THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Second Amended and Restated Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

DAIMLER TRUST HOLDINGS LLC, as Initial Beneficiary

By:	/s/ Steven C. Poling
	Name:	Steven C. Poling
	Title:	Assistant Secretary

DCFS USA LLC, as Titling Trust Administrator

By:	/s/ Andree Ohmstedt
	Name:	Andree Ohmstedt
	Title:	Vice President and Controller

BNY MELLON TRUST OF DELAWARE (f/k/a BNYM (Delaware)) (f/k/a The Bank of New York (Delaware)), as Titling Trustee

By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President